Exhibit 8.1

WNS (HOLDINGS) LIMITED

LIST OF SUBSIDIARIES

S/No.	Name of Subsidiary	Place of Incorporation

1.	WNS Global Services Netherlands Cooperative U.A.	The Netherlands

2.	WNS North America, Inc.	Delaware, USA

3.	WNS Global Services (UK) Limited	United Kingdom

4.	WNS (Mauritius) Limited	Mauritius

5.	WNS Global Services (Romania) S.R.L.	Romania

6.	WNS Global Services Philippines, Inc.	Philippines

7.	WNS Business Consulting Services Private Limited	India

8.	WNS Workflow Technologies Limited	United Kingdom

9.	Accidents Happen Assistance Limited	United Kingdom

10.	WNS Global Services Inc.	Delaware, USA

11.	Business Applications Associates Beijing Limited	China

12.	WNS Capital Investment Limited	Mauritius

13.	WNS Global Services (Private) Limited	Srilanka

14.	WNS Customer Solutions (Singapore) Private Limited	Singapore

15.	WNS Customer Solutions (Private) Limited	Srilanka

16.	WNS Global Services Private Limited	India

17.	WNS BPO Services Costa Rica, S.R.L.	Costa Rica

18.	WNS Global Services (Australia) Pty Ltd	Australia

19.	WNS Mauritius Limited ME (Branch)	Dubai Airport Free Zone

20.	WNS Cares Foundation(1)	India

21.	WNS Global Services (UK) Limited (Spółka Z Ograniczoną Odpowiedzialnością) Oddział W Polsce, Gdansk (Branch)	Poland

22.	WNS Global Services SA (Pty) Ltd. (formerly Fusion Outsourcing Services (Proprietary) Ltd.)	South Africa

23.	Business Applications Associates Beijing Limited Guangzhou Branch (Branch)	Guangzhou, China

Note:

(1).           WNS Cares Foundation is a not-for-profit organization registered under Section 25 of the Companies Act, 1956, India formed for the purpose of promoting corporate social responsibilities and is not considered for the purpose of preparing our consolidated financial statements.